Exhibit 10.2

LOAN AGREEMENT

THIS AGREEMENT made effective as of this 15th day of July, 2022, by Fan Zhou (the “Lender”), of the City of Richmond Hill, Ontario to and for the benefit of Visionary Education Technology Holdings Group Inc. (the “Corporation”), a company incorporated under the laws of Ontario, Canada.

WHEREAS, the Corporation has entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) for the purchase of the property municipally known as 95# - 105# Moatfield Dr., North York, ON M3B 3L6 (the “Property”) dated May 19, 2021, as amended from time to time.

WHEREAS, as of July 15, 2022, the Corporation, through its indirect wholly owned subsidiary Visionary Education Services & Management, Inc., entered into to the eighth amendment to the Purchase Agreement (the “Eighth Amendment”).

WHEREAS, pursuant to the Eighth Amendment, the closing date for the purchase of the Property was extended until August 18, 2022 and the Corporation paid an additional deposit of C$1 million (approximately $0.8 million) on July 15, 2022 (the “Additional Deposit”).

WHEREAS, under the Purchase Agreement the Corporation has paid the seller $15.04 million (C$18.8 million) to date as deposits (the “Deposits”) for the closing of the purchase of the Property (the “Transaction”).

WHEREAS, the Lender has loaned to the Corporation the amount of the Deposits and an additional $643,000 in connection with the acquisition of Max the Mutt Animation Inc. for a total of $9,033,618 prior to the date of this Agreement.

WHEREAS, the Lender agrees to loan the Corporation the amount of the Additional Deposit on July 15, 2022, pursuant to the terms of the promissory note attached as Exhibit A.

AND WHEREAS, the Lender has agreed to release the Corporation from its obligations in connection with the amount of the $9,033,618 plus the Additional Deposit (collectively, the “Debt”) if the Corporation fails to close the Transaction and forfeits the Deposits pursuant to the terms of the Purchase Agreement.

NOW, THEREFORE, IN CONSIDERATION OF good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Lender and the Corporation agree as follows:

1.

Loan and Release The Lender agrees to loan the Corporation the principal amount of C$1,000,000 (approximately $0.8 million) on July 15, 2022, pursuant to the terms of the promissory note attached at Exhibit A.

In the event that the Corporation is unsuccessful in closing the Transaction pursuant to the terms of the Purchase Agreement and forfeits the Deposits (including the Additional Deposit), the Lender shall release the Corporation from any and all obligations in connection with the Debt, including but not limited to any obligation by the Corporation to repay any principal amount, interest or any other amounts due to the Lender, and the Lender agrees that she releases the Corporation from any and all claims and proceedings of any kind which the Lender may make against, or engage in with respect to, the Corporation, in connection with the Debt.

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2.	General:

a.	Modification of the Agreement Any amendment or modification of this Agreement or additional obligations assumed by either party in connection with this Agreement will only be legally binding and enforceable if evidenced in writing signed by the Lender and the Corporation.

b.	Entire Agreement There is no representation, warranty, collateral agreement or conditions affecting this agreement except as expressly provided in this Agreement.

c.	Choice of Law and Forum Any dispute arising out of this Agreement shall be resolved in a court of competent jurisprudence in Toronto, Ontario, under the laws of the province of Ontario and Canada.

d.	Severability In the event that any provision of this Agreement is held to be invalid or unenforceable, in part or in whole, such provision is severed from this Agreement and all other provisions will continue to be valid and enforceable.

e.	Successors and Assigns This Release shall enure to the benefit of the successors, permitted assigns and legal representatives of the Lender and Corporation. This Release may only be assigned with the written consent of the Lender and Corporation.

f.	Counterparts This Agreement may be executed and delivered (including by facsimile copy or by scanned copy attached to an email) in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written

Visionary Education Technology Holdings Group Inc.

By: /s/ Guiping Xu	/s/ Fan Zhou
Guiping Xu, Chief Executive Officer	Fan Zhou

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Exhibit A

PROMISSORY NOTE

Amount: $1,000,000 Canadian Dollars	Due: July 15, 2023

FOR VALUE RECEIVED, the undersigned,

Visionary Education Technology Holdings Group Inc. (“Company”) promises to pay to Ms. Fan Zhou to its order, the principal sum of one million Canadian dollars (C$1,000,000) without interest with one year term starting date on July 15, 2023, and the Company has an option to extend the due date for one year from the initial due date.

This promissory note and the rights, obligations and relations of the undersigned and the holder hereto shall be governed by and construed in accordance with the laws of the Province of Ontario (but without giving effect to the conflict of law rules thereof). The undersigned and the holder hereto agree that the Courts of Ontario shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this promissory note.

The undersigned and the holder hereto do hereby attorn to the jurisdiction of the Courts of the Province of Ontario.

Visionary Education Technology Holdings Group Inc.

Per:	/s/ Guiping Xu
Name: Guiping Xu
Title: Chief Executive Officer

I have the authority to bind the Corporation

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